UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): August 19, 2013

LANNETT COMPANY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Commission File No. 001-31298

State of Delaware	23-0787699
(State of Incorporation)	(I.R.S. Employer I.D. No.)

9000 State Road

Philadelphia, PA 19136

(215) 333-9000

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement

On August 19, 2013, Lannett Company, Inc. (the “Company” or “Lannett”) entered into an agreement with Jerome Stevens Pharmaceuticals, Inc. (JSP) to extend its initial contract which was effective March 23, 2004 to be the exclusive distributor in the United States of three JSP products: Butalbital, Aspirin, Caffeine with Codeine Phosphate Capsules USP, Digoxin Tablets USP and Levothyroxine Sodium Tablets USP.  The new agreement extends for five years the initial contract, which was due to expire on March 22, 2014. As part of the agreement, Lannett is required to make certain minimum purchase requirements. In connection with entering into the agreement, the Company issued one million five hundred thousand (1,500,000) shares of the Company’s common stock to JSP and its designees. If the parties agree to a second five year extension from March 23, 2019 to March 23, 2024, the Company is required to issue to JSP or its designees an additional one million five hundred thousand (1,500,000) shares of the Company’s common stock. Pursuant to the agreement, JSP has agreed that neither it nor its nominees will offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of any of the Lannett shares issued upon signing of the agreement until after March 24, 2014. The agreement and the Company’s press release regarding the agreement are included in this Form 8-K, as Exhibits 10.25 and 99.1, respectively.

Item 9.01.                Financial Statements and Exhibits

Exhibit No.	Description
10.25	Amendment to Agreement dated March 23, 2004 by and between Lannett Company, Inc. and Jerome Stevens Pharmaceuticals, Inc.

99.1	August 19, 2013 Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LANNETT COMPANY, INC

By:	/s/ Arthur P. Bedrosian
President and Chief Executive Officer
Date: August 19, 2013

EXHIBIT INDEX

Exhibit No.	Description
10.25	Amendment to Agreement dated March 23, 2004 by and between Lannett Company, Inc. and Jerome Stevens Pharmaceuticals, Inc.

99.1	August 19, 2013 Press Release